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                                                                     EXHIBIT 2.3

                           INDEMNIFICATION AGREEMENT


            THIS AGREEMENT is made and entered into as of the 19th day of October, 1998, by and between Mr. Earnest Mathis, Jr. ("Mathis"), Express Capital Concepts, Inc., a Delaware corporation ("Parent"), and GreyStone Technology, Incorporated, a California corporation ("GreyStone"), with reference to the following facts:

            A. Pursuant to an Agreement and Plan of Merger and Reorganization, dated as of August 11, 1997, among Mathis, GreyStone, Parent and Express Capital Acquisition Corp., a Delaware corporation ("Merger Sub"), as amended by a First Amendment to Agreement and Plan of Merger and Reorganization of even date herewith (such Agreement and Plan of Merger and Reorganization, as so amended, the "Merger Agreement"), GreyStone has agreed to merge with and into Merger Sub in a transaction in which Merger Sub will be the surviving corporation and will continue to be a wholly-owned subsidiary of Parent (the "Merger"). In such transaction, the shareholders of GreyStone will receive common stock, par value $.001 per share, of Parent (the "Parent Stock") exchange for of the common stock, without par value, of GreyStone presently owned by them.

            B. The parties have agreed that the shares of Parent Stock to be so issued will be registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4. Such registration statement is being filed with the Securities and Exchange Commission (the "SEC"), and the parties anticipate that one or more amendments to such registration statement may be filed before such registration statement is declared effective by the SEC. Such registration statement, together with each amendment thereto which may be filed, any final prospectus contained therein and any amendment or supplement to any thereof, are collectively referred to as the "Registration Statement".

            C. The parties have agreed to indemnify each other in accordance with the terms of this Agreement.


                                   AGREEMENT

            NOW, THEREFORE, for good and valid consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties agree as follows:

            1. INDEMNIFICATION BY GREYSTONE. GreyStone shall hold harmless and indemnify Mathis and his heirs, administrators, successors and assigns from and against, and shall compensate and reimburse each of them for, any and all Damages which are directly or indirectly suffered or incurred by any of them or to which any of them may otherwise become subject, insofar as such Damages arise out of or are based on (a) any claim made with respect to, or Legal Proceeding involving, any portion of the Registration Statement other than those


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sections listed on Exhibit A (the "Mathis Responsible Sections"), or (b) any
actual or alleged failure to deliver the Registration Statement or any prospectus included therein to any person.

          2. INDEMNIFICATION BY MATHIS. Mathis shall hold harmless and indemnify Parent, GreyStone and their administrators, successors and assigns from and against, and shall compensate and reimburse each of them for, any and all Damages which are directly or indirectly suffered or incurred by any of them or to which any of them may otherwise become subject, insofar as such Damages arise out of or are based on any claim made with respect to, or Legal Proceeding involving, any portion of the Mathis Responsible Sections of the Registration Statement.

          3. DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Mathis, GreyStone, Parent or any other Person) with respect to which GreyStone or Mathis, as the case may be, may become obligated to hold harmless, indemnify, compensate or reimburse any Person pursuant to this Agreement (the Person so obligated, the "Indemnitor"), the Indemnitor shall have the obligation to defend each indemnitee against such claim or Legal Proceeding. In connection with the defense of any such claim or Legal Proceeding:

          (a) all expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid for exclusively by the Indemnitor;

          (b) Each indemnitee shall make available to the Indemnitor any documents and materials in its possession or control that may be necessary to the defense of such claim or Legal Proceeding;

          (c) The Indemnitor shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of each indemnitee therein; provided, however, that any such settlement shall include an unconditional and full release of each indemnitee therein and that such consent to any settlement which does include such a release shall not unreasonably be withheld; and

          (d) if the Indemnitor, within 20 days after receipt of notice of a claim or Legal Proceeding which it is obligated to defend hereunder, fails to assume the defense of all indemnitees hereunder, the indemnitees shall have the right to undertake the defense, compromise or settlement of such claim or Legal Proceeding on behalf of and for the sole account and risk of the Indemnitor.

          4. ARBITRATION. The parties agree that arbitration shall constitute the exclusive remedy for the settlement of any dispute, controversy or claim under, arising out of, in connection with or in relation to this Agreement or the rights of the parties hereunder, including, without limitation, the interpretation, coverage, performance, non-performance, breach validity or enforceability of this Agreement and whether such dispute, controversy or claim is arbitrable.

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The arbitration proceedings shall be accomplished in accordance with the provisions hereof, as follows:

     (a) The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made. To the extent that these is any conflict between the rules of the American Arbitration Association and this arbitration clause, this clause shall govern and determine the rights of the parties.

     (b) The arbitration will take place in San Diego, California before a single arbitrator.

     (c) The decision of the arbitrator; including determination of the amount of any Damages suffered, shall be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors, and assigns, as applicable.

     (d) The costs of arbitration, including administrative fees, fees for a record and transcript, and the arbitrator's fee, shall be borne equally by the parties to the arbitration.

     (e) Any party may require any arbitration hereunder to be an accelerated arbitration by giving written demand for accelerated arbitration to the other parties and the American Arbitration Association. No later than three business days after its receipt of such demand such Association shall designate the arbitrator to conduct the accelerated arbitration. Such arbitrator shall reach a decision in the matter as promptly as possible and in any event shall attempt to do so no later than 14 days after the arbitrator is designated as such by such Association.

     (f) The parties incorporate the provisions of California Code of Civil Procedure, Section 1283.05, into this Agreement and make those provisions part of and applicable to any proceedings arising under the terms of this Agreement.

Without limited the generality of this Section, if any claim or Legal Proceeding arises out of, or is based upon, both the Mathis Responsible Sections and a portion or portions of the Registration Statement other than the Mathis Responsible Sections, the arbitrator will allocate between Mathis and GreyStone responsibility for indemnification hereunder, and will determine the procedures for defense hereunder, with respect to such claim or Legal Proceeding based upon such criteria as the arbitrator may determine to be fair and appropriate. Such criteria shall include, but not necessarily be limited to, the relative importance to a reasonable investor of any omissions from or misstatements in the portions of (i) the Registration Statement other than the Mathis Responsible Sections, and (ii) the Mathis Responsible Sections, which are involved in such claim or Legal Proceeding.


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          5.   DEFINITIONS. As used in this Agreement, (i) "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature, and even if the indemnitee has been advised of the possibility of such damages; however, "Damages" shall not include lost profits, lost savings, or other indirect, special, incidental or consequential damages; (ii) "Legal
Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel; (iii) "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal);
(iv) "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company, limited liability company, joint stock company, firm or other enterprise, association, organization or entity; and (v) "Person" shall mean any individual, Entity or Governmental Body.

          6. JURISDICTION; VENUE; SERVICE OF PROCESS. Each of the parties irrevocably submits to the jurisdiction of any California State or United
States Federal court sitting in San Diego, California in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court. Each of the parties irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each of the parties consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to such party at its address specified in or pursuant to Section 7. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          7. NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (c) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (d) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (b)), addressed as follows:

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          (i)  If to Mathis:

                    c/o Inverness Investments
                    26 West Dry Creek Circle, Suite 600
                    Littleton, Colorado 80120
                    Attn: Earnest Mathis, Jr.
                    Facsimile: (303) 794-9457

               with a copy to:

                    Mitchell Silberberg & Knupp LLP
                    11377 Olympic Boulevard
                    Los Angeles, California 90064
                    Attn: Mark R. Moskowitz, Esq.
                    Facsimile: (310) 312-3798

          (ii) If to GreyStone:

                    GreyStone Technology, Incorporated
                    4950 Murphy Canyon Road, Suite 140
                    San Diego, California 92123
                    Attn: Richard A. Smith
                    Facsimile: (619) 874-7007

               with a copy to:

                    Cooley Godward LLP
                    4365 Executive Drive, Suite 1100
                    San Diego, California 92121
                    Attn: Carl R. Sanchez, Esq.
                    Facsimile: (619) 453-3555

or to such other addresses as may be specified by like notice to the other parties.

          8. NO STRICT CONSTRUCTION. The language of this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or any specific term or conditions hereof. This Agreement shall be deemed to have been drafted by all parties hereto, and no party shall urge otherwise.

          9. EXECUTION KNOWING AND VOLUNTARY. In executing this Agreement, the undersigned acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by his or its

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attorneys of the legal effect and meaning of this documents and all terms and conditions hereof; (c) has had the opportunity to make whatever investigation or inquiry he or it deemed necessary or appropriate in connection with the subject matter of this Agreement; (d) has been afforded the opportunity to negotiate as to any and all terms hereof; and (e) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

            10. ASSIGNMENTS. Neither this Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any of the parties, in whole or in part, whether voluntarily, by operation of law or otherwise. Any attempted assignment or delegation in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties. Nothing contained herein, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each party.


            12. GOVERNING LAW. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles.

            13. SEVERABILITY. If any provision of this Agreement is too broad to permit enforcement to its full extent, such provision shall nevertheless be enforced to the maximum extent permitted by law, and each party agrees that such provisions may be judicially modified accordingly in any proceeding brought to enforce this Agreement. In the event that any portion of this Agreement shall be held to be indefinite, invalid or otherwise entirely unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

            14. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

            15. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings among or between any of the parties relating to the subject matter hereof.

            16. EFFECT OF MERGER. From and after the Merger, by operation of law all of the liabilities of GreyStone hereunder will become liabilities of Merger Sub, and this Agreement shall continue in full force and effect.


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          17.  CONSTRUCTION OF MERGER AGREEMENT. Neither Section 9.3 of the
Merger Agreement, nor the Release in the form of Exhibit F to the Merger Agreement which Mathis has executed and delivered pursuant thereto, is intended to limit or restrict the rights of Mathis under this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                             /s/ EARNEST MATHIS, JR.
                                        ----------------------------------
                                                EARNEST MATHIS, JR.



                                        EXPRESS CAPITAL CONCEPTS, INC.


                                        By: /s/ EARNEST MATHIS, JR.
                                            ------------------------------
                                            Earnest Mathis, Jr.
                                            Its: President



                                        GREYSTONE TECHNOLOGY, INCORPORATED

                                        By:
                                            ------------------------------
                                            Richard A. Smith
                                            Its: Chief Executive Officer




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          17. CONSTRUCTION OF MERGER AGREEMENT. Neither Section 9.3 of the
Merger Agreement, nor the Release in the form of Exhibit F to the Merger Agreement which Mathis has executed and delivered pursuant thereto, is intended to limit or restrict the rights of Mathis under this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.




                                        ----------------------------------
                                                EARNEST MATHIS, JR.



                                        EXPRESS CAPITAL CONCEPTS, INC.


                                        By:
                                            ------------------------------
                                            Earnest Mathis, Jr.
                                            Its: President



                                        GREYSTONE TECHNOLOGY, INCORPORATED

                                        By: /s/ RICHARD A. SMITH
                                            ------------------------------
                                            Richard A. Smith
                                            Its: Chief Executive Officer




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                                   Exhibit A

 1. Summary - The Companies - Express Capital Portion

 2. Summary - Market Price Data - prices in table.

 3. Selected Historical Financial Information - Express Capital Selected Historical Financial Information.

 4. Express Capital Approvals.

 5. The Merger and Relate Transactions - Background of Merger - Express Capital.

 6. The Merger and Related Transactions - Recommendations of the Board of Directors and Reasons for the Merger - Express Capital's Reasons for the Merger.

 7. Express Capital Management's Discussion and Analysis of Financial Conditions and Results of Operations.

 8. Express Capital Business.

 9. Express Capital Principal Shareholders.

10. Express Capital Concepts, Inc. and Subsidiary Consolidated Financial Statements.


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